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Exhibit 10.63



                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS AGREEMENT, made on the 28th day of August, 1997, by and between Wang Laboratories, Inc. ("WLI" or the "Company"), a Delaware corporation with its headquarters located in the Commonwealth of Massachusetts, and Jeremiah J. J. van Vuuren ("you," "your" or the "Executive") sets forth the details of your continuing employment with the Company and/or its affiliates.

     WHEREAS, you and WLI entered into that certain agreement dated May 19, 1993 regarding your employment as a Senior Vice President of WLI (the "1993 Employment Agreement");

     WHEREAS, on or about March 26, 1997, you were named as a President of WLI and Chief Operating Officer, International ("International COO");

     WHEREAS, as the International COO of WLI, you are responsible for operations in the countries that WLI and its subsidiaries do business in (other than in such countries which are in North and South America) including, without limitation, the Netherlands, Ireland and the United Kingdom; and

     WHEREAS, with respect to your duties as International COO performed wholly or mostly in the United Kingdom, the Company desires to employ you, and you desire to accept employment pursuant to the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:

1.   APPOINTMENT
     -----------

     You shall perform the duties and have the responsibilities commensurate with the position of International COO.

2.   TERM
     ----

     The terms and conditions of this offer letter will cover a three (3)-year period beginning as of March 26, 1997 (the "Effective Date").



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3.   COMPENSATION AND BENEFITS; EMPLOYMENT STATUS
     --------------------------------------------

     (a)  YEARLY PAYMENTS
          ---------------

     Your annual salary, commencing as of the Effective Date, will comprise of the following three parts:

     (i) an annual base salary of (pound)145,396 pounds sterling, payable monthly ("Base Salary");

     (ii) a supplemental annual salary of (pound)32,310 pounds sterling, payable quarterly ((pound)8,078 pounds sterling per quarter) in arrears ("Supplemental Salary") subject to (a) a period of deferral as the Company's Chairman of the Board and Chief Executive Officer (the "Chairman") may determine, and (b) you being in the employment of the Company, or its subsidiaries at the end of the period of deferral referenced in (a) above. If the Chairman elects to defer a quarterly Supplemental Salary payment, the Company will notify the Executive of the amount of appropriate compensation for such deferral prior to the relevant quarter date. The Company will seek the Executive's preferences regarding payment of each quarterly Supplemental Salary payment at least fourteen business days prior to the relevant due date for such payment, however, the Company is not bound to take into account the Executive's preference in exercising its discretion on whether to defer such payments. The Company will make such determinations at least seven business days prior to the relevant quarter date and will notify the Executive accordingly before such date; and

     (iii) subject to the discretion of the Organization, Compensation and Nominating Committee of WLI's Board of Directors, you will (a) be eligible to participate in a yearly bonus plan targeted at 60% of your combined Base Salary and Supplemental Salary as if the supplemental salary was paid at the end of each quarter (hereby defined as your Eligible Salary) for 100% performance against your financial and other goals, and (b) have an over-achievement opportunity of up to an additional 40% of your Eligible Salary for exceeding such performance targets.


     (b)  BENEFITS
          --------

     (i) You will be eligible to participate in such existing health plans of Wang (U.K.) Limited as are available to all of its employees generally. The Company will also provide term life insurance to you based on your insurability in the amount of seven (7) times your Eligible Salary. You will also receive Wang (U.K.) Limited's standard sick time and personal holiday benefits and up to five weeks vacation per year. You will continue to participate in Wang (U.K.) Limited's Supplementary Death Benefit Scheme and all such other similar plans as are available to senior officers of Wang (U.K.) Limited;



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     (ii) During your employment, the Company will pay you a monthly automobile allowance of (pound)1,590 pounds sterling per month and (pound)1,450 pounds sterling per year for auto insurance and petrol reimbursement; and

     (iii) During your employment, the Company will also reimburse you, at regular intervals and in accordance with Company policy, for all business travel, telephone and out-of-pocket expenses incurred by you in the performance of your duties as an officer of the Company.

     (c)  OTHER PROVISIONS
          ----------------

          (i) That certain Agreement between you and the Company, dated as of February 23, 1994, shall be amended as of the Effective Date, as set forth on Exhibit A hereto, and otherwise shall remain unchanged; and

          (ii) Prior to the third anniversary of the Effective Date the Company will engage in negotiations with you regarding an extension of this Agreement. In the event that an extension of this Agreement, or a new agreement, is not entered, at the end of the three-year term of this Agreement, your employment status will be at-will. Therefore, the terms and conditions contained in the first two paragraphs of section 4 of this Agreement will expire at the end of this three (3)-year period and the terms of paragraph 6 of the enclosed, presently modified, standard WLI Employment Agreement will be in full force and effect. All other terms and conditions of this offer letter will remain in effect after the three (3)-year period.

4.   TERMINATION/SEVERANCE COMPENSATION AND BENEFITS
     -----------------------------------------------

     In the event that your employment with the Company is involuntarily terminated other than for cause (a term which includes but is not limited to a material violation of the standards set forth in WLI's "Standards of Ethics and Business Conduct" booklet) or is terminated because of your death or substantial inability to work or if your position, referred to in paragraph 1 hereof, is reduced without your consent, other than a mere change in title, WLI will pay to you over a period of eighteen (18) months, eighteen (18) salary continuation payments, one each month, each of which shall be equal to one twelfth of your then Eligible Salary plus, in the Company's sole discretion, the target bonus at 100% performance as set forth in your then applicable, if any, bonus plan. During this salary continuance period, the Company will also continue to make available health (but no other) benefits to you at no cost.

     In the event you become employed at any time during the eighteen (18)-month salary continuance period, all remaining salary continuation payments (and health insurance coverage premium payments) shall terminate as of your date of hire by your new employer, except to the extent that the total annual compensation for your new employment is less than the total of your remaining salary continuation payments and, in such event, the Company shall only pay that amount equal to the difference for the remainder of the salary continuance period.

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     During the eighteen-month period immediately following a termination of your employment with the Company by (i) you, or (ii) the Company, with or without cause, you agree that you will not, without the prior written consent of WLI, directly or indirectly engage in any business or activity, whether as an employee, consultant, shareholder, partner or otherwise, or render services or advice to any person, entity or business that competes anywhere in the geographic regions where WLI does business, (including, without limitation, such countries in North and South America) in any material manner with any service or product offered, in development or sold by the Company and/or any of its subsidiaries or solicit, or assist others in recruiting or hiring, employees of the Company and/or any of its subsidiaries for employment or hire elsewhere. Nothing herein shall be construed as preventing the Executive from purchasing and/or holding less than five percent (5%) of the shares of any company.

     Each of the above provisions regarding non-competition and non-solicitation/non-hire are considered reasonable by the parties, however, if any such provision shall be found to be invalid by a court having jurisdiction pursuant to section 9 below, such provision shall be modified as may be necessary to make such provision valid and effective.

5.   NO CONFLICTS OF INTEREST
     ------------------------

     By signing this Agreement, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this Agreement or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect), your right to participate in the affairs of the Company.

6.   STANDARDS OF ETHICS AND BUSINESS CONDUCT AND STANDARD EMPLOYMENT AGREEMENT
     --------------------------------------------------------------------------

     During your continued employment, you will be required to comply with WLI's Standards of Ethics and Business Conduct and sign WLI's Standard Employment Agreement as presently modified (copy enclosed).

7.   CONFIDENTIALITY
     ---------------

     By our signatures below, we agree to treat the details of this Agreement with utmost confidentiality and that we will not disclose them to any third parties except your immediate family, our respective financial and/or legal advisors, any applicable trustees, and such WLI personnel and/or agents as have a need to know this information for business purposes or as may be required by law.


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8.   ENTIRE AGREEMENT
     ----------------

     The terms and conditions of (i) this Agreement, (ii) that certain agreement between you and Wang Laboratories Ireland B.V., entered into contemporaneously with this Agreement, regarding your employment outside of the United Kingdom, and (iii) that certain Agreement between you and the Company, dated as of February 23, 1994, as amended by the agreement referenced in (ii) above, set forth the entire understanding of the parties in connection with your employment by the Company and its subsidiaries and, by your signature below, you expressly acknowledge that such terms and conditions supersede and restate the terms and conditions set forth the 1993 Employment Agreement.

9.   GOVERNING LAW; JURISDICTION
     ---------------------------

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to such Commonwealth's choice of law provisions, and the courts of such Commonwealth shall have exclusive jurisdiction to settle any and all disputes, claims, actions, proceedings and/or suits which may arise out of or in connection with this Agreement.

                              Wang Laboratories, Inc.,


                              /s/ Joseph M. Tucci
                              -------------------------------------
                              Joseph M. Tucci
                              Chairman of the Board and
                              Chief Executive Officer


Agreed:

/s/ J.J.J. van Vuuren
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Jeremiah J.J. van Vuuren














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